EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Logoom Technologies, Inc.

We hereby consent to the use in this Registration Statement on Form S-1 of Logoom Technologies, Inc. of our report dated March 12, 2026, relating to our audit of the balance sheet of Logoom Technologies, Inc. as of December 31, 2025, and the related statements of operations, stockholders’ equity, and cash flows for the period from August 12, 2025 (inception) through December 31, 2025, and the related notes.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

August 28, 2026

We have served as the Company’s auditor since 2025

Los Angeles, California

PCAOB ID Number 6580